EXHIBIT 99.1

October 22, 2003

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD ANNOUNCES THIRD QUARTER RESULTS AND REAFFIRMS 2003 OUTLOOK

Net Income per Share Grew 15%; Revenue Grew 13%

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated IT solutions for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended September 30, 2003 was $92 million, an 18% increase over $78 million for the third quarter of 2002.

Diluted net income per share for the quarter grew 15% to $0.31, which included $0.01 per share of merger costs for the quarter, as compared to the $0.27 reported in 2002, which included $0.02 per share of merger costs. Details concerning merger costs are described in the Notes attached to this release. Earnings per share before merger costs for the quarter were $0.32, up 10% from $0.29 in the third quarter of 2002.

For the first nine months of 2003, net income and diluted net income per share were $258 million and $0.89, respectively, increases of 12% and 13% over comparable results reported in 2002.

Revenue for the third quarter of 2003 was $742 million, an increase of 13% over the $660 million reported in the year-ago quarter. Revenue from businesses owned for at least a year (internal revenue) was unchanged from the same period in 2002. Revenue for the first nine months of 2003 was $2.15 billion, an increase of 14% over the $1.89 billion reported for 2002.

Cristóbal Conde, president and chief executive officer, commented, “SunGard has performed solidly in 2003. Over the past three years, IT spending has been characterized by cost-cutting and an overriding focus on resilience. Today, we see our leading customers putting an equal emphasis on gaining market share. As a result, we see an improvement in the size and quality of leads coming into our pipeline, especially for offerings on an ASP or outsourced basis where we can leverage our economies of scale and resilient IT infrastructure. Our competitiveness is stronger than ever.”

“Our outlook for 2003 diluted net income per share is in the range of $1.23 to $1.28, which includes $0.01 per share of merger costs incurred through the end of September. Therefore, excluding merger costs, our original outlook of $1.24 to $1.29 per share remains unchanged. Because the timing of acquisitions and the amount of merger costs are unpredictable, this outlook assumes that we will have no further merger-related items in 2003. It also assumes neither a rebound nor a further deterioration in demand in 2003,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 18% to $404 million in the quarter due to acquisitions. ISS internal revenue declined approximately 1% for the quarter, due primarily to the slowdown in IT spending. Financial services firms are increasingly focusing on their competitiveness. With deep customer relationships, a broad product portfolio and a strong investment program, SunGard is well positioned to help customers achieve their goals.

Availability Services (AS) revenue grew 2% to $290 million in the quarter due primarily to currency fluctuation. IT capital spending, which has been flat, is a key driver in business continuity spending. The blackout in August and Hurricane Isabel in September provided fresh proof of the extent to which businesses depend on IT and require resilience.

Other Businesses revenue increased 46% to $48 million due to the acquisition in March of H.T.E., Inc., a leader in government information technologies.

SunGard has exceptional financial strength and flexibility, which allows it to consistently invest in its business. In the quarter, SunGard spent 11% of ISS revenue on product development. At September 30, 2003, cash balances were $306 million and long-term debt remained at $188 million. For the first nine months, cash flow from operations was approximately $438 million, and cash balances decreased $134 million after spending $421 million on eight acquisitions and $145 million on capital expenditures company-wide.

Webcast

SunGard will hold its regular quarterly earnings conference call on October 23, 2003, at 9:00 a.m. EDT. You may listen to the call live at www.vcall.com. An audio replay of the call will be available at noon that day through midnight on Thursday, October 30, 2003. To listen to the replay, go to www.vcall.com or dial 719.457.0820; code 650359. A copy of this press release and any additional financial and statistical data are posted at www.sungard.com/investors under SunGard Financial Reports. All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services institutions. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenues of more than $2 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about SunGard’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as: general economic and market conditions, including their effect on information technology spending levels, trading volumes and services revenues, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with internal alternatives primarily to high-availability services; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms, and including the market and credit risks associated with clearing broker operations; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the integration and performance of acquired businesses; the prospects for future acquisitions; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect SunGard, its business or future financial results, as and when applicable, are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from SunGard without charge. The Company assumes no obligation to update this document as a result of new information or future events.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues:
Services	$1,955,963	$1,713,265	$670,085	$604,536
License and resale fees	136,324	134,591	49,976	39,695

Total products and services	2,092,287	1,847,856	720,061	644,231
Reimbursed expenses	58,664	43,610	22,366	15,684

	2,150,951	1,891,466	742,427	659,915

Costs and expenses:
Cost of sales and direct operating	946,544	815,936	321,357	294,107
Sales, marketing and administration	392,978	362,859	131,646	116,914
Product development	141,021	118,344	49,339	36,779
Depreciation and amortization	168,708	148,360	57,222	53,488
Amortization of acquisition-related intangible assets	63,721	47,782	23,722	16,044
Merger costs	2,018	12,336	722	10,659

	1,714,990	1,505,617	584,008	527,991

Income from operations	435,961	385,849	158,419	131,924
Interest income	4,289	6,253	1,377	1,536
Interest expense	(7,854)	(10,596)	(2,553)	(3,617)
Other income (expense)	(2,880)	730	(2,880)	140

Income before income taxes	429,516	382,236	154,363	129,983
Income taxes	171,232	152,453	61,998	51,905

Net income	$258,284	$229,783	$92,365	$78,078

Basic net income per common share	$0.91	$0.81	$0.32	$0.28

Shares used to compute basic net income per common share	284,974	282,108	286,244	282,805

Diluted net income per common share	$0.89	$0.79	$0.31	$0.27

Shares used to compute diluted net income per common share	291,024	289,991	293,911	288,404

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues: (See Note 2)
Investment support systems	$1,150,594	$1,028,660	$404,386	$341,718
Availability services	868,774	762,154	289,579	285,070
Other businesses	131,583	100,652	48,462	33,127

	$2,150,951	$1,891,466	$742,427	$659,915

Income from operations:
Investment support systems	$213,381	$233,341	$70,085	$73,477
Availability services	239,189	177,616	91,488	71,973
Other businesses	16,559	15,529	7,223	5,550
Corporate administration	(31,150)	(28,301)	(9,655)	(8,417)
Merger costs	(2,018)	(12,336)	(722)	(10,659)

	$435,961	$385,849	$158,419	$131,924

Operating margin: (See Note 2)
Investment support systems	18.5%	22.7%	17.3%	21.5%

Availability services	27.5%	23.3%	31.6%	25.2%

Other businesses	12.6%	15.4%	14.9%	16.8%

Total	20.3%	20.4%	21.3%	20.0%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited)
	September 30, 2003	December 31, 2002
Assets:
Current:
Cash and equivalents	$305,930	$439,735
Accounts receivable, net	574,240	566,548
Clearing broker assets	121,533	—
Prepaid expenses and other current assets	142,744	128,733

Total current assets	1,144,447	1,135,016
Property and equipment, net	575,785	566,199
Software products, net	226,118	132,083
Deferred income taxes and other assets, net	501,471	509,248
Goodwill	1,354,617	939,050

	$3,802,438	$3,281,596

Liabilities and Stockholders' Equity:
Current:
Short-term and current portion of long-term debt	$24,971	$18,128
Accounts payable and accrued expenses	432,450	426,294
Clearing broker liabilities	111,670	—
Deferred revenue	469,000	426,811

Total current liabilities	1,038,091	871,233
Long-term debt	188,000	187,964
Stockholders' equity	2,576,347	2,222,399

	$3,802,438	$3,281,596

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-Related Items

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount. Accordingly, when assessing its financial results, the Company focuses on results before merger-related items. The following information concerning merger-related items is presented in order to show their impact on net income and diluted net income per common share.

	(unaudited)		(unaudited)
	Nine Months Ended		Three Months Ended		Year Ended
	September 30,		September 30,		December 31,
(in thousands, except per-share amounts)	2003	2002	2003	2002	2002
Net income	$258,284	$229,783	$92,365	$78,078	$325,641

Merger costs:
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	265	—	265	—	—
Costs associated with the acquisition of Caminus, Inc.:
Purchased in-process research and development costs	910	—	—	—	—
Facility shut-down and severance costs	843	—	457	—	—
Costs associated with the acquisition of remaining interest in Brut, LLC	—	2,991	—	2,991	3,320
Costs associated with the acquisition of Guardian iT plc (Guardian):
Accounting, investment banking and other costs	—	903	—	903	903
Facility shut-down costs	—	9,644	—	9,644	9,503
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Reversal of previously expensed facility shut-down and severance costs	—	(1,202)	—	(2,879)	(1,203)

	2,018	12,336	722	10,659	12,523

Other income (expense):
Items related to the acquisition of Sherwood:
Loss on foreign currency purchased in advance of closing of the acquisition	1,105	—	1,105	—	—
Equity in after-tax loss for the period between the acquisition of a 29.5% interest and the completion of the acquisition	1,775	—	1,775	—	—
Items related to the acquisition of Guardian:
Gain on foreign currency purchased in advance of closing of the acquisition	—	(2,993)	—	(127)	(2,993)
Equity in after-tax loss for the period between the acquisition of a 24.9% interest and the completion of the acquisition	—	2,263	—	(13)	2,263

	2,880	(730)	2,880	(140)	(730)

Total merger-related items	4,898	11,606	3,602	10,519	11,793
Tax effect of merger-related items	1,231	3,115	716	3,593	3,223

After-tax effect of merger-related items	3,667	8,491	2,886	6,926	8,570

Net income, excluding merger-related items	$261,951	$238,274	$95,251	$85,004	$334,211

Diluted net income per common share	$0.89	$0.79	$0.31	$0.27	$1.12

Diluted net income per common share, excluding merger-related items	$0.90	$0.82	$0.32	$0.29	$1.15

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (continued)

Note 2. Supplemental Income Statement Data

Effective September 30, 2003, the Company’s presentation of supplemental income statement information in its earnings release has been revised to include revenue from reimbursed expenses in the revenue for each segment. The operating margin is now calculated on that basis, as presented below.

	(unaudited)
	2003
	Three Months Ended
(in thousands)	March 31	June 30
Revenues:
Investment support systems	$352,185	$394,023
Availability services	288,296	290,900
Other businesses	34,080	49,040

	$674,561	$733,963

Operating margin:
Investment support systems	19.1%	19.3%

Availability services	22.9%	28.1%

Other businesses	10.6%	11.7%

Total	18.7%	20.6%

	(unaudited)
	2002
	Three Months Ended				Year Ended
(in thousands)	March 31	June 30	Sept. 30	Dec. 31	Dec. 31, 2002
Revenues:
Investment support systems	$337,843	$349,105	$341,718	$379,477	$1,408,143
Availability services	238,017	239,066	285,070	290,346	1,052,499
Other businesses	32,363	35,157	33,127	31,948	132,595

	$608,223	$623,328	$659,915	$701,771	$2,593,237

Operating margin:
Investment support systems	22.9%	23.7%	21.5%	23.1%	22.8%

Availability services	19.3%	24.9%	25.2%	27.6%	24.5%

Other businesses	13.2%	16.2%	16.8%	11.3%	14.4%

Total	19.2%	22.0%	20.0%	23.0%	21.1%